Exhibit 99.1
Cerner Announces 2-for-1 Stock Split
KANSAS CITY, Mo.— May 31, 2011 — Cerner Corporation (Nasdaq: CERN) announced today that its board of directors approved a 2-for-1 split of the company’s common stock in the form of a 100 percent stock dividend at a regularly scheduled board meeting on May 27, 2011. Each shareholder of record on June 15, 2011 will receive one additional share of common stock for each share held on that date.
The distribution date for the new shares will be June 24, 2011. Cerner had approximately 84.4 million shares of common stock issued and outstanding as of May 27, 2011. The stock split will increase the common shares issued and outstanding to approximately 168.8 million.
Answers to frequently asked questions are available on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investor Relations, then choose “2011 Stock Split FAQ”).
About Cerner
Cerner is transforming health care by eliminating error, variance and waste for health care providers and consumers around the world. Cerner solutions optimize processes for health care organizations ranging in size from single-doctor practices, to health systems, to entire countries, for the pharmaceutical and medical device industries, employer health and wellness services industry and for the health care commerce system. These solutions are licensed by approximately 9,000 facilities around the world, including more than 2,600 hospitals; 3,500 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; and 1,600 retail pharmacies. The trademarks, service marks and logos (collectively, the “Marks”) set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook, and YouTube.
Cerner Media Contact: Kelli Christman, (816) 885-4342, kelli.christman@cerner.com
Cerner Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com
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